                            OFFER OF ACCOMMODATION BY

                                TEREX CORPORATION

                                                                 August 30, 2002

To our Clients:

     Pursuant to the Common Stock Appreciation Rights Agreement (the "Equity
Rights Agreement"), dated as of May 9, 1995, between Terex Corporation (the
"Company") and The Bank of New York (formerly United States Trust Company of New
York ("U.S. Trust")), as rights agent (the "Agent"), the Common Stock
Appreciation Rights (the "Equity Rights") which you own expired on May 15, 2002
(the "Expiration Date"). Since you did not exercise the Equity Rights you owned prior to the Expiration Date, you may no longer exercise the Equity Rights.

     As an accommodation to you and to further promote its investor relations, the Company is offering you the opportunity to receive the number of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), to which you would have been entitled had you exercised your Equity Rights immediately prior to the Expiration Date and the Company satisfied its obligations to you by issuing Common Stock at such time. Accordingly, if you execute and return the enclosed Acceptance and Release Form and Substitute Form
W-9 to us as the holder of your Equity Rights and the Agent receives them from us by September 30, 2002, you will receive the number of shares of Common Stock equal to (i) the number of Equity Rights which you own, multiplied by (ii)
$15.52 (the difference between $22.81, the average closing price for one share of Common Stock for the 60 consecutive days prior to May 15, 2002, and $7.288, the amount set forth in the Equity Rights Agreement), divided by (iii) $24.62
(the closing price for one share of Common Stock on May 15, 2002). You will receive cash in lieu of any fractional shares.

     The last reported sale price of the Common Stock on the New York Stock
Exchange on August 28, 2002 was $19.60 per share.

     For more information about the Company, its business and the Common Stock, please see the enclosed Preliminary Prospectus Supplement of the Company dated
August 30, 2002.

     By executing the enclosed Acceptance and Release Form, you are (i)
accepting the Common Stock from the Company, (ii) acknowledging that neither the
Company nor the Agent (nor its predecessor U.S. Trust) has any obligation to you with respect to the Equity Rights, (iii) releasing the Company, the Agent (and its predecessor U.S. Trust), and any persons or entities related thereto from any and all liability which relates to or arises from the Equity Rights and (iv)
instructing us as the holder of your Equity Rights to complete the procedures required by the Agent and The Depository Trust Company.

     The enclosed documents do not address any tax consequences related to the receipt of Common Stock pursuant to this offer of accommodation. Accordingly, the Company strongly urges you to consult your tax advisor to determine your particular U.S. federal, state, local or foreign income or other tax consequences resulting from acceptance of this offer of accommodation, with respect to your individual circumstances.

     We (or our nominee) are the holder of record of Equity Rights held for your account. We are forwarding the material related to this offer of accommodation to you as the beneficial owner of the Equity Rights.

     Please follow the instructions on the enclosed Acceptance and Release Form and the Substitute Form W-9 and return the executed documents to us in the return envelope provided as soon as possible. Upon receipt, we will forward your executed documents to the Agent. Please note that the Agent must receive all executed documents no later than September 30, 2002. Please call the Agent at
(212) 815-6331 with any questions you may have related to this offer of accommodation.